Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Jennifer Casey, Media 212.969.1157 jennifer.casey@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FOURTH QUARTER RESULTS
GAAP Diluted Net Income of $0.97 per Unit
Adjusted Diluted Net Income of $0.97 per Unit
Cash Distribution of $0.97 per Unit

New York, NY, February 11, 2021 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter and year ended December 31, 2020.
“Despite facing unprecedented global challenges in 2020, our firm’s diversified platform continued its growth trajectory,” said Seth P. Bernstein, President and CEO of AllianceBernstein. "Our talented people remained fully invested in helping our clients reach their financial goals. Strength in active equities, including ESG, helped drive full year active net inflows of $14.9 billion, or a 3% active organic growth rate, excluding expected low-fee AXA redemptions of $11.8 billion. Supported by a robust recovery in financial markets from March lows, our AUM grew to $686 billion, up 10% from the prior year. We accelerated important strategic investments to develop high quality differentiated services in Asia, alternatives, and multi-asset, as well as investments in technology, while managing costs. While most Covid-19 related cost savings are unlikely to be sustained, full year adjusted operating margin grew by 260 basis points to 30.1%, exceeding our 2020 adjusted operating margin target. Earnings and unitholder distributions grew by 15% year-over-year.”

(US $ Thousands except per Unit amounts)	4Q 2020	4Q 2019	% Change	2020	2019	% Change

U.S. GAAP Financial Measures
Net revenues	$1,062,892	$987,304	7.7%	$3,708,536	$3,518,432	5.4%
Operating income	$302,420	$268,283	12.7%	$907,436	$823,437	10.2%
Operating margin	28.4%	26.4%	200 bps	24.6%	22.6%	200 bps
AB Holding Diluted EPU	$0.97	$0.84	15.5%	$2.88	$2.49	15.7%

Adjusted Financial Measures (1)
Net revenues	$879,801	$817,457	7.6%	$3,049,326	$2,916,615	4.6%
Operating income	$301,170	$263,974	14.1%	$917,998	$802,444	14.4%
Operating margin	34.2%	32.3%	190 bps	30.1%	27.5%	260 bps
AB Holding Diluted EPU	$0.97	$0.85	14.1%	$2.91	$2.52	15.5%
AB Holding cash distribution per Unit	$0.97	$0.85	14.1%	$2.91	$2.53	15.0%

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$685.9	$622.9	10.1%	$685.9	$622.9	10.1%
Average AUM	$651.7	$606.8	7.4%	$619.5	$574.2	7.9%

(1) The adjusted financial measures represent non-GAAP financial measures. See page 16 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 17-18 for notes describing the adjustments.

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Bernstein continued: "Our investment teams delivered solid long-term performance, with over 60% of both fixed income and equity assets outperforming on a 3-year basis. Record full-year Retail gross sales of $79 billion were up 5%, driven by active equity which grew net inflows by 7% organically. In Institutional, active equity gross sales of $11.3 billion were our highest since 2008, and active equity net inflows of $7.2 billion grew 16% organically. Reflecting strong fourth quarter fundings, our year-end institutional pipeline was $12.2 billion, with alternatives and equities comprising over 80% of our fee base. Private Wealth gross sales were the highest since 2007 and Bernstein Research revenues grew 13% year-over-year, as increased market volatility stemming from the impact of Covid-19 drove higher client trading volumes.
Bernstein concluded, "2020 challenged our firm to be its best across all disciplines on behalf of our clients. Our global investment, operations and corporate teams responded to the Covid-19 pandemic in a coordinated manner, keeping client needs at the forefront. We intensified our focus on – and commitment to – multiple aspects of corporate responsibility, improving diversity and inclusion on our Board and Operating Committee, and adopted key commitments to ESG and racial equity. We also continued to invest in the health and well-being of our communities. While cautiously optimistic that 2021 will bring economic stability amid improved global health conditions, we recognize that volatility may continue. We remain focused, flexible and engaged as we deliver for our clients.”
The firm’s cash distribution per Unit of $0.97 is payable on March 4, 2021, to holders of record of AB Holding Units at the close of business on February 22, 2021.
Market Performance
U.S. and global equity and fixed income markets were up in the fourth quarter and for the full year of 2020, extending a broad-based recovery from steep declines experienced during the first quarter.

	4Q 2020	2020
S&P 500 Total Return	12.1%	18.4%
MSCI EAFE Total Return	16.1	8.3
Bloomberg Barclays US Aggregate Return	0.7	7.5
Bloomberg Barclays Global Aggregate ex US Index Return	5.1	10.1
Bloomberg Barclays Global High Yield Index	7.7	7.0
Bloomberg Barclays U.S. Corporate High Yield Index	6.5	7.1

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Assets Under Management ($ Billions)
Total assets under management as of December 31, 2020 were $685.9 billion, up $55.1 billion, or 9%, from September 30, 2020, and up $63.0 billion, or 10%, from December 31, 2019.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 12/31/20	$315.6	$265.3	$105.0	$685.9
Net Flows for Three Months Ended 12/31/20:
Active	$5.6	$0.3	$(1.4)	$4.5
Passive	(0.6)	(1.0)	0.3	$(1.3)
Total	$5.0	$(0.7)	$(1.1)	$3.2

Net Flows for Twelve Months Ended 12/31/20:
Active	$2.8	$3.1	$(2.8)	$3.1
Passive	(1.8)	(4.7)	0.8	$(5.7)
Total	$1.0	$(1.6)	$(2.0)	$(2.6)

Total net inflows were $3.2 billion in the fourth quarter, versus net inflows of $3.1 billion in the third quarter, and net inflows of $6.5 billion in the prior year period. Excluding AXA redemptions of low-fee fixed income mandates of $0.7 billion in the fourth quarter and $2.2 billion in the third quarter, the firm generated net inflows of $3.9 billion in the fourth quarter and net inflows of $5.3 billion in the third quarter of 2020. Total net outflows were $2.6 billion for the full year of 2020, versus net inflows of $25.2 billion in the prior year. Excluding AXA redemptions of $11.8 billion, the firm generated net inflows of $9.2 billion for the full year 2020.
Institutional channel fourth quarter net inflows of $5.0 billion compared to net inflows of $2.1 billion in the third quarter. Institutional gross sales of $9.9 billion increased sequentially from $8.3 billion. Full year 2020 net inflows of $1.0 billion compared to net inflows of $2.4 billion in the prior year. Full year 2020 gross sales of $30.9 billion increased from $17.1 billion in the prior year. The pipeline of awarded but unfunded Institutional mandates decreased sequentially to $12.2 billion at December 31, 2020 from $16.9 billion at September 30, 2020, reflecting strong fourth quarter funding.
Retail channel fourth quarter net outflows of $0.7 billion compared to net inflows of $0.7 billion in the third quarter. Retail gross sales of $17.7 billion increased sequentially from $17.5 billion. Full year 2020 net outflows of $1.6 billion compared to net inflows of $23.8 billion in the prior year. Full year 2020 gross sales of $78.9 billion increased from $75.3 billion in the prior year. Active net flows were positive for both the fourth quarter and full year 2020.

Private Wealth channel fourth quarter net outflows of $1.1 billion compared to net inflows of $0.3 billion in the third quarter. Private Wealth gross sales of $3.7 billion increased sequentially from $3.5 billion. Full year 2020 net outflows of $2.0 billion compared to net outflows of $1.0 billion in the prior year. Full year 2020 gross sales of $14.3 billion increased from $11.3 billion in the prior year.
Our ending AUM at December 31, 2020 reflects $11.8 billion in 2020 outflows resulting from AXA S.A.'s redemption of certain low-fee fixed income mandates, of which $0.7 billion was redeemed during the fourth quarter. We expect these redemptions to total approximately $14 billion, with the remaining redemptions expected to be completed during the first half of 2021. The revenue we earn from the management of these assets is not significant.

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Fourth Quarter and Full Year Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Fourth quarter 2020 net revenues of $1.1 billion increased 8% from the fourth quarter of 2019. Higher performance-based fees, investment advisory base fees, distribution revenues and Bernstein Research revenues were partially offset by lower net dividend and interest income and investment gains.
Full year 2020 net revenues of $3.7 billion increased 5% from $3.5 billion in 2019. Higher investment advisory base fees, distribution revenues, Bernstein Research revenues and performance-based fees were partially offset by investment losses compared to investment gains in the prior year period.
Fourth quarter 2020 Bernstein Research revenues increased 8% from the prior year period and 13% for the full year due to higher customer activity and trading volumes resulting from higher market volatility attributed to the COVID-19 pandemic ("COVID-19") and U.S. presidential election. We expect customer activity and trading volumes to gradually decrease in 2021 and to normalize in 2022, as the market volatility gradually subsides, which would be expected to have a corresponding effect on Bernstein Research Services revenue over the same time period. Furthermore, full year 2020 Bernstein Research revenues increased 10% excluding the revenues from our acquisition of Autonomous (which closed on April 1, 2019).
Expenses
Fourth quarter 2020 operating expenses of $760 million increased 6% from the fourth quarter of 2019. Higher total employee compensation and benefits and promotion and servicing expenses were partially offset by lower general and administrative (“G&A”) expense, amortization of intangible assets and real estate charges. Employee compensation and benefit expense increased due primarily to higher incentive compensation and base compensation. Within Promotion and servicing expenses, higher distribution related payments and amortization of deferred sales commissions were partially offset by lower travel and entertainment. G&A decreased due to lower office-related expenses and professional fees. In addition, during the fourth quarter of 2020 and 2019, we recorded an intangible asset impairment charge of $1.5 million and $3.1 million, respectively, and a change in our contingent payment liability of $1.4 million and $3.1 million, respectively, both relating to a previous acquisition.
Full year 2020 operating expenses of $2.8 billion increased 4% from $2.7 billion in 2019. Higher promotion and servicing expense, total employee compensation and benefits and real estate charges were partially offset by lower amortization of intangible assets and interest on borrowings. Promotion and servicing expense increased due to higher distribution related payments, amortization of deferred sales commissions, trade execution costs and transfer fees, partially offset by lower travel and entertainment and marketing expenses. The decrease in travel and entertainment expense is primarily a result of cost savings associated with the COVID-19 pandemic and we expect these costs to increase in 2021 and further normalize in 2022, as the pandemic recedes. Employee compensation and benefits expense increased due to higher incentive compensation and base compensation, partially offset by lower fringes, commissions and other employment costs.
Operating Income and Net Income Per Unit
Fourth quarter 2020 operating income of $302 million increased 13% from $268 million in the fourth quarter of 2019 and operating margin of 28.4% increased 200 basis points from 26.4% in the fourth quarter of 2019. Full year 2020 operating income of $907 million increased 10% from $823 million in 2019, and operating margin of 24.6% increased 200 basis points from 22.6% in 2019.
Fourth quarter 2020 diluted net income per Unit was $0.97 as compared to $0.84 in the fourth quarter of 2019. Full year 2020 diluted net income per Unit was $2.88 as compared to $2.49 in 2019.

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Non-GAAP Earnings
This section discusses our fourth quarter and full year 2020 non-GAAP financial results, compared to the fourth quarter and full year 2019 financial results. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Fourth quarter 2020 adjusted net revenues of $880 million increased 8% from the fourth quarter of 2019. Higher performance-based fees, investment advisory base fees and Bernstein Research revenues were partially offset by investment losses versus investment gains in the prior year period and lower net dividend and interest income.
Full year 2020 adjusted net revenues of $3.0 billion increased 5% from 2019. Higher investment advisory base fees, Bernstein Research revenues and performance-based fees were partially offset by investment losses versus investment gains in the prior year period and lower net dividend and interest income.
Expenses
Fourth quarter 2020 adjusted operating expenses of $579 million increased 5% from the fourth quarter of 2019. Higher total employee compensation and benefits were partially offset by lower promotion and servicing expense and amortization of intangible assets. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation and fringes, partially offset by lower commissions. Promotion and servicing expense decreased due to lower travel and entertainment, partially offset by higher trade execution costs.
Full year 2020 adjusted operating expenses of $2.1 billion increased 1% from 2019. Higher total employee compensation and benefits and G&A expenses were partially offset by lower promotion and servicing expenses, amortization of intangible assets and interest on borrowings. Employee compensation and benefits expense increased due to higher incentive compensation and base compensation, partially offset by lower fringes and commissions. Within G&A, the increase was driven by higher portfolio servicing fees, technology costs, charitable contributions and other taxes, partially offset by lower professional fees. Promotion and servicing expense decreased due to lower travel and entertainment and marketing expenses, partially offset by higher trade execution costs and transfer fees. The decrease in travel and entertainment expense is primarily a result of cost savings associated with the COVID-19 pandemic and we expect these costs to increase in 2021 and further normalize in 2022, as the pandemic recedes.
Operating Income, Margin and Net Income Per Unit
Fourth quarter 2020 adjusted operating income of $301 million increased 14% from $264 million in the fourth quarter of 2019. Adjusted operating margin of 34.2% increased 190 basis points from 32.3%.
Full year 2020 adjusted operating income of $918 million increased 14% from $802 million in 2019. Adjusted operating margin of 30.1% increased 260 basis points from 27.5%.
Fourth quarter 2020 adjusted diluted net income per Unit of $0.97 was up from $0.85 in the fourth quarter of 2019. Full year adjusted diluted net income per Unit of $2.91 was up from $2.52 in 2019.

Headcount
As of December 31, 2020, we had 3,929 employees, compared to 3,811 employees as of December 31, 2019 and 3,869 as of September 30, 2020.

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Unit Repurchases

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(in millions)
Total amount of AB Holding Units Purchased(1)	2.9	3.1	5.4	6.0
Total Cash Paid for AB Holding Units Purchased(1)	$94.6	$90.5	$149.0	$172.6
Open Market Purchases of AB Holding Units Purchased(2)	0.7	0.5	3.1	2.9
Total Cash Paid for Open Market Purchases of AB Holding Units(2)	$22.2	$13.8	$74.0	$82.7
(1) Purchased on a trade date basis.
(2) The remainder related to purchases of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Fourth Quarter 2020 Earnings Conference Call Information
Management will review Fourth Quarter 2020 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Thursday, February 11, 2021. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, Ali Dibadj, Head of Finance and Strategy, and Kate Burke, Chief Operating Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (833) 495-0952 in the U.S. or (409) 216-0498 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 2674397.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Fourth Quarter 2020 financial and operating results on February 11, 2021.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 2674397.

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Availability of 2020 Form 10-K
Unitholders may obtain a copy of our Form 10-K for the year ended December 31, 2020 in either electronic format or hard copy on www.alliancebernstein.com:
•Download Electronic Copy: Unitholders can download an electronic version of the report by visiting the “Investor & Media Relations” page of our website at www.alliancebernstein.com/investorrelations and clicking on the “Reports & SEC Filings” section.
•Order Hard Copy Electronically or by Phone: Unitholders may also order a hard copy of the report, which is expected to be available for mailing in approximately eight weeks, free of charge. Unitholders with internet access can follow the above instructions to order a hard copy electronically. Unitholders without internet access, or who would prefer to order by phone, can call 212-969-2416.
Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2020. Any or all of the forward-looking statements made in this news release, Form 10-K, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.

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About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of December 31, 2020, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 36.0% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 64.8% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	4Q 2020	4Q 2019	% Change

GAAP revenues:
Base fees	$656,334	$626,357	4.8%
Performance fees	108,635	76,344	42.3%
Bernstein research services	118,398	109,671	8.0%
Distribution revenues	143,131	127,553	12.2%
Dividends and interest	8,696	24,539	(64.6%)
Investments gains	2,610	7,541	(65.4%)
Other revenues	26,517	26,061	1.7%
Total revenues	1,064,321	998,066	6.6%
Less: interest expense	1,429	10,762	(86.7%)
Total net revenues	1,062,892	987,304	7.7%

GAAP operating expenses:
Employee compensation and benefits	424,468	377,951	12.3%
Promotion and servicing
Distribution-related payments	155,080	137,992	12.4%
Amortization of deferred sales commissions	7,773	4,681	66.1%
Trade execution, marketing, T&E and other	48,669	58,848	(17.3%)
General and administrative
General & administrative	122,533	129,666	(5.5%)
Real estate charges	—	2,623	(100.0%)
Contingent payment arrangements	(558)	(2,222)	(74.9%)
Interest on borrowings	1,177	2,259	(47.9%)
Amortization of intangible assets	1,330	7,223	(81.6%)
Total operating expenses	760,472	719,021	5.8%
Operating income	302,420	268,283	12.7%
Income taxes	15,704	11,795	33.1%
Net income	286,716	256,488	11.8%
Net income of consolidated entities attributable to non-controlling interests	381	7,623	(95.0%)
Net income attributable to AB Unitholders	$286,335	$248,865	15.1%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	4Q 2020	4Q 2019	% Change

Equity in Net Income Attributable to AB Unitholders	$101,415	$87,909	15.4%
Income Taxes	8,219	7,887	4.2%
Net Income	93,196	80,022	16.5%

Additional Equity in Earnings of Operating Partnership (1)	25	19	31.6%
Net Income - Diluted	$93,221	$80,041	16.5%
Diluted Net Income per Unit	$0.97	$0.84	15.5%
Distribution per Unit	$0.97	$0.85	14.1%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	4Q 2020	4Q 2019	% Change
AB L.P.
Period-end	270,509,658	270,380,314	—%
Weighted average - basic	268,131,726	267,909,846	0.1%
Weighted average - diluted	268,169,320	267,943,122	0.1%
AB Holding L.P.
Period-end	98,322,942	98,192,098	0.1%
Weighted average - basic	95,944,280	95,719,226	0.2%
Weighted average - diluted	95,981,874	95,752,502	0.2%

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)

(US $ Thousands)	2020	2019	% Change
GAAP revenues:
Base fees	$2,462,810	2,372,429	3.8%
Performance fees	132,626	99,615	33.1%
Bernstein research services	459,744	407,911	12.7%
Distribution revenues	529,781	455,043	16.4%
Dividends and interest	50,923	104,421	(51.2)%
Investments (losses) gains	(16,401)	38,659	n/m
Other revenues	104,703	97,559	7.3%
Total revenues	3,724,186	3,575,637	4.2%
Less: interest expense	15,650	57,205	(72.6)%
Total net revenues	3,708,536	3,518,432	5.4%

GAAP operating expenses:
Employee compensation and benefits	1,494,198	1,442,783	3.6%
Promotion and servicing
Distribution-related payments	569,283	487,965	16.7%
Amortization of deferred sales commissions	27,355	15,029	82.0%
Trade execution, marketing, T&E and other	189,787	219,860	(13.7)%
General and administrative
General & administrative	485,544	484,750	0.2%
Real estate charges	5,526	3,324	66.2%
Contingent payment arrangements	1,855	(510)	n/m
Interest on borrowings	6,180	13,035	(52.6)%
Amortization of intangible assets	21,372	28,759	(25.7)%
Total operating expenses	2,801,100	2,694,995	3.9%

Operating income	907,436	823,437	10.2%

Income taxes	45,653	41,754	9.3%

Net income	861,783	781,683	10.2%

Net (loss) income of consolidated entities attributable to non-controlling interests	(4,169)	29,641	n/m

Net income attributable to AB Unitholders	$865,952	$752,042	15.1%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

	2020	2019	% Change
Equity in Net Income Attributable to AB Unitholders	$308,404	$266,292	15.8%
Income Taxes	29,024	27,729	4.7%
Net Income	279,380	238,563	17.1%

Additional Equity in Earnings of Operating Partnership (1)	56	79	(29.1)%
Net Income - Diluted	$279,436	$238,642	17.1%
Diluted Net Income per Unit	$2.88	$2.49	15.7%
Distribution per Unit	$2.91	$2.53	15.0%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2020	2019	% Change
AB L.P.
Period-end	270,509,658	270,380,314	—%
Weighted average - basic	269,058,018	268,074,947	0.4%
Weighted average - diluted	269,085,407	268,119,213	0.4%
AB Holding L.P.
Period-end	98,322,942	98,192,098	0.1%
Weighted average - basic	96,870,007	95,883,604	1.0%
Weighted average - diluted	96,897,396	95,927,870	1.0%

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2020
($ Billions)
Ending and Average	Three Months Ended
	12/31/20	9/30/20
Ending Assets Under Management	$685.9	$630.8
Average Assets Under Management	$651.7	$624.3

Three-Month Changes by Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$289.5	$242.9	$98.4	$630.8
Sales/New accounts	9.9	17.7	3.7	31.3
Redemption/Terminations	(2.0)	(15.2)	(4.8)	(22.0)
Net Cash Flows	(2.9)	(3.2)	—	(6.1)
Net Flows(2)	5.0	(0.7)	(1.1)	3.2
Transfers	0.7	(0.7)	—	—
Investment Performance	20.4	23.8	7.7	51.9
End of Period	$315.6	$265.3	$105.0	$685.9

Three-Month Changes by Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Alternatives/Multi-Asset Solutions (3)	Total
Beginning of Period	$188.8	$57.5	$253.3	$48.7	$9.0	$73.5	$630.8
Sales/New accounts	13.5	0.1	13.6	2.8	—	1.3	31.3
Redemption/Terminations	(9.5)	(0.1)	(9.3)	(2.4)	(0.1)	(0.6)	(22.0)
Net Cash Flows	(3.0)	(0.9)	(2.3)	0.1	(0.5)	0.5	(6.1)
Net Flows(2)	1.0	(0.9)	2.0	0.5	(0.6)	1.2	3.2
Transfers	—	—	—	—	—	—	—
Investment Performance	28.0	7.9	7.9	1.1	0.1	6.9	51.9
End of Period	$217.8	$64.5	$263.2	$50.3	$8.5	$81.6	$685.9

Three-Month Net Flows by Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$1.0	$(0.9)	$0.1
Fixed Income	2.5	(0.6)	1.9
Alternatives/Multi-Asset Solutions (3)	1.0	0.2	1.2
Total	$4.5	$(1.3)	$3.2

(1) Includes index and enhanced index services.
(2) Net flows for our Institutions channel and fixed income-taxable investment services include $0.7 billion of AXA redemptions of low-fee fixed income mandates in the fourth quarter of 2020.
(3) Includes certain multi-asset solutions and services not included in equity or fixed income services.

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2020
($ Billions)
Ending and Average	Twelve Months Ended
	12/31/20	12/31/19
Ending Assets Under Management	$685.9	$622.9
Average Assets Under Management	$619.5	$574.2

Twelve-Month Changes by Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$282.7	$239.2	$101.0	$622.9
Sales/New accounts	30.9	78.9	14.3	124.1
Redemption/Terminations	(23.3)	(69.5)	(16.5)	(109.3)
Net Cash Flows	(6.6)	(11.0)	0.2	(17.4)
Net Flows(2)	1.0	(1.6)	(2.0)	(2.6)
Acquisition	—	0.2	—	0.2
Transfers	1.4	(0.6)	(0.8)	—
Investment Performance	30.5	28.1	6.8	65.4
End of Period	$315.6	$265.3	$105.0	$685.9

Twelve-Month Changes by Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Alternatives/Multi-Asset Solutions (3)	Total
Beginning of Period	$177.2	$60.1	$258.3	$47.1	$9.3	$70.9	$622.9
Sales/New accounts	51.4	1.7	54.3	10.3	—	6.4	124.1
Redemption/Terminations	(36.7)	(1.9)	(58.3)	(9.5)	(0.3)	(2.6)	(109.3)
Net Cash Flows	(7.3)	(4.4)	(5.8)	0.2	(1.3)	1.2	(17.4)
Net Flows(2)	7.4	(4.6)	(9.8)	1.0	(1.6)	5.0	(2.6)
Acquisition	—	—	—	—	—	0.2	0.2
Investment Performance	33.2	9.0	14.7	2.2	0.8	5.5	65.4
End of Period	$217.8	$64.5	$263.2	$50.3	$8.5	$81.6	$685.9

Twelve-Month Net Flows by Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$7.4	$(4.6)	$2.8
Fixed Income	(8.8)	(1.6)	$(10.4)
Alternatives/Multi-Asset Solutions (3)	4.5	0.5	$5.0
Total	$3.1	$(5.7)	$(2.6)

(1) Includes index and enhanced index services.
(2) Net flows for our Institutions channel and fixed income-taxable investment services include $11.8 billion of AXA redemptions of low-fee fixed income mandates.
(3) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$212.0	$145.5	$102.7	$460.2
Non-U.S. Clients	103.6	119.8	2.3	225.7
Total	$315.6	$265.3	$105.0	$685.9

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended					Twelve Months Ended
(US $ Thousands, unaudited)	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019	2020	2019

Net Revenues, GAAP basis	$1,062,892	$900,038	$871,449	$874,156	$987,304	$3,708,536	$3,518,432
Exclude:
Distribution-related adjustments:
Distribution revenues	(143,131)	(135,693)	(120,099)	(130,857)	(127,553)	(529,781)	(455,043)
Investment advisory services fees	(19,722)	(20,120)	(12,202)	(14,814)	(15,120)	(66,858)	(47,951)
Pass through adjustments:
Investment advisory services fees	(3,999)	(3,888)	(3,331)	(7,062)	(6,717)	(18,279)	(20,914)
Other revenues	(10,187)	(9,344)	(10,195)	(9,607)	(9,436)	(39,333)	(35,926)
Impact of consolidated company-sponsored investment funds	(864)	(765)	(21,552)	24,135	(8,567)	954	(33,044)
Long-term incentive compensation-related investment (gains) losses	(4,270)	(3,140)	(5,257)	7,099	(1,457)	(5,568)	(7,531)
Long-term incentive compensation-related dividends and interest	(918)	(91)	(88)	(106)	(997)	(1,204)	(1,408)
Write-down of investment	—	—	—	859	—	859	—
Adjusted Net Revenues	$879,801	$726,997	$698,725	$743,803	$817,457	$3,049,326	$2,916,615

Operating Income, GAAP basis	$302,420	$217,146	$209,647	$178,223	$268,283	$907,436	$823,437
Exclude:
Real estate	(985)	(985)	5,188	(339)	2,623	2,880	2,623
Long-term incentive compensation-related items	(337)	(416)	104	566	66	(83)	1,217
CEO's EQH award compensation	205	205	209	184	217	802	1,125
Write-down of investment	—	—	—	859	—	859	—
Acquisition-related expenses	1,614	356	805	526	3,459	3,301	6,734
Contingent payment arrangements	(1,366)	—	—	—	(3,051)	(1,366)	(3,051)
Sub-total of non-GAAP adjustments	(869)	(840)	6,306	1,796	3,314	6,393	8,648
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	381	81	20,940	(25,571)	7,623	(4,169)	29,641
Adjusted Operating Income	$301,170	$216,225	$195,013	$205,590	$263,974	$917,998	$802,444
Operating Margin, GAAP basis excl. non-controlling interests	28.4%	24.1%	21.7%	23.3%	26.4%	24.6%	22.6%
Adjusted Operating Margin	34.2%	29.7%	27.9%	27.6%	32.3%	30.1%	27.5%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended					Twelve Months Ended
($ Thousands except per Unit amounts, unaudited)	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019	2020	2019
Net Income - Diluted, GAAP basis	$93,221	$67,013	$56,929	$62,274	$80,041	$279,436	$238,642
Impact on net income of AB non-GAAP adjustments	(282)	(289)	2,533	326	1,234	2,090	3,441
Adjusted Net Income - Diluted	$92,939	$66,724	$59,462	$62,600	$81,275	$281,526	$242,083
Diluted Net Income per Holding Unit, GAAP basis	$0.97	$0.70	$0.59	$0.63	$0.84	$2.88	$2.49
Impact of AB non-GAAP adjustments	—	(0.01)	0.02	0.01	0.01	0.03	0.03
Adjusted Diluted Net Income per Holding Unit	$0.97	$0.69	$0.61	$0.64	$0.85	$2.91	$2.52

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Also, adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

Lastly, during the first quarter of 2020, we wrote-down an investment that had been received in exchange for the sale of software technology; the write-down brought the investment balance to zero. Previously, we had been excluding the value of this investment from adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) our CEO's EQH award compensation, as discussed below, (4) the write-down of an investment, (5) acquisition-related expenses, (6) adjustments to contingent payment arrangements, and (7) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted

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operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein (“CEO”) equity awards in connection with EQH's IPO and Mr. Bernstein's membership on the EQH Management Committee. Mr. Bernstein may receive additional equity or cash compensation from EQH in the future related to his service on the Management Committee. Any awards granted to Mr. Bernstein by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
The write-down of the investment in the first quarter of 2020 has been excluded due to its non-recurring nature and because it is not part of our core operating results.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. During 2020 and 2019, these expenses included an intangible asset impairment charge of $1.5 million and $3.1 million, respectively, relating to our 2016 acquisition.

The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.
Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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